Exhibit 8.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET

NEW YORK, NY 10019-6131

TEL +1 212 878 8000

FAX +1 212 878 8375

www.cliffordchance.com

September 15, 2016

MATERIALISE NV

Technologielaan 15

3001 Leuven

Belgium

Ladies and Gentlemen:

We are acting as U.S. counsel to Materialise NV, a limited liability company incorporated under the laws of Belgium (the “Company”), in connection with the preparation of the registration statement on Form F-3 (the “Registration Statement”) with respect to American depositary shares (the “ADSs”) representing ordinary shares of the Company (the “Ordinary Shares”). The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Any defined term used and not defined herein has the meaning given to it in the Registration Statement.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption “Taxation—U.S. Taxation” is our opinion as to the material U.S. federal income tax consequences to U.S. holders (as defined therein) of the acquisition, ownership and disposition of the ADSs under currently applicable law.

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise U.S. holders as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP